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                                                                       EXHIBIT 6

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LEADING THE WAY                                               ATI CODE OF ETHICS

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ATI's Code of Ethics


LEADING THE WAY


At ATI, we are committed to conducting our business with the highest level of integrity. These standards guide our daily activities.


This Code of Ethics outlines the key principles and policies that define our business practices. It has been developed to provide you with a clear and in-depth guide to our common values and how they can be applied daily. While the Code of Ethics is fairly detailed, no code is exhaustive. As always, we continue to trust that you will use your good judgment when faced with difficult business decisions. Sometimes in our complex business, the right course of action isn't always clear. We hope this Code will provide you with the direction you need to have to make the best decisions - decisions that will uphold your and our company's reputation for honesty and integrity.


Please keep your copy of the Code of Ethics close at hand and refer to it whenever you are faced with complicated or difficult situations. Being familiar with the principles of the Code and agreeing to abide by them is not only good business, it is a requirement for all ATI directors, officers, and employees.


Working together in an open, respectful and honest environment, we will continue to build on our past accomplishments while striving to attain even greater success in the future.


If you have any questions about ATI's Code of Ethics or concerns about ethical issues, please contact your business unit Vice President or Michel Cadieux, Vice President, Human Resources.


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ATI TECHNOLOGIES INC.
CODE OF ETHICS

TABLE OF CONTENTS


1.       Code Of Ethics                                                      2

2.       Employee Standard Of Conduct                                        3

3.       Conflicts Of Interest                                               9

4.       Protection Of Proprietary Information                              13

5.       Computer/Communications Systems                                    15

6.       Monitoring Compliance                                              17

7.       Officers' Responsibilities                                         18

8.       Reporting Of Financial Information                                 18

9.       Reporting Violations And Sanctions                                 19

10.      Other Requirements                                                 21

11.      Requests For Information                                           21

12.      Effective Date                                                     21

13.      Appendix A                                                         22

14.      Appendix B                                                         24


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1. CODE OF ETHICS

1.1 PURPOSE OF THE CODE

As a global company with a diverse group of employees, ATI aims for all of its employees to carry on business based upon a common set of principles. ATI's Code of Ethics (the "Code") has been implemented to maintain the reputation earned by ATI and its employees for honesty, integrity, discretion with respect to confidential information and the avoidance of conflicts of interest. This Code also forms part of the terms and conditions of employment for all ATI employees.

ATI encourages you to read this Code from time-to-time. As a company, our philosophy is that each of you, through self-regulation and individual responsibility, will make the appropriate decisions and take the appropriate actions. As a guiding principle, we expect employees to ask themselves whether their actions are reasonably likely to give rise to a situation that could negatively affect or cause embarrassment to your reputation or that of ATI. The rules set out in the Code serve as a complement to the corporate by-laws, policies and other corporate requirements and directives governing the conduct of ATI and its employees. They do not restrict the rights of ATI to manage and direct its employees. ATI may occasionally modify the Code to reflect ongoing business and legal requirements and will notify you of any changes as they are implemented.


1.2 DECLARATION AND COMMITMENT

Each ATI employee will be provided with a copy of the Code on its effective date. At the time of hiring, new employees will also be provided with a copy of the Code. All employees will be asked to sign a declaration form attached as Appendix A when they receive the Code. Once a year, employees will also be asked to reconfirm their commitment to having received, read and understood the Code and any amendments and to confirm their commitment to comply with the Code.


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1.3 APPLICATION

This Code applies to all ATI directors, officers and employees, whether full-time or part-time, and to all other service providers including, contractors and consultants. For ease of reference, the Code often refers only to "employees", however, it should be understood that the Code is applicable to all the aforementioned persons. The Code applies wherever business is carried out on ATI's behalf including ATI offices, business travel and any other work-related functions such as meetings with third parties, seminars, conferences and training programs.

2. EMPLOYEE STANDARD OF CONDUCT

ATI's philosophy is to provide a positive work environment in which all employees can work in a pleasant atmosphere with an emphasis on teamwork. To maintain this environment, each of us is expected to demonstrate honesty and integrity, ensure individual rights to equality and non-discrimination and to safeguard the privacy and reputation of others. ATI expects compliance with the spirit and letter of all applicable laws and encourages you to interact with your colleagues in a respectful and courteous manner. As an employee, concern for what is right should form the basis of all of your business decisions.


2.1 COMPLIANCE WITH LAWS

ATI's reputation is based upon its integrity that is itself based on your conduct. Each employee must behave ethically and conduct business relations with honesty, fairness, courtesy and respect at all times. To maintain ATI's reputation and foster positive business relations with customers and suppliers, each employee is required to conduct ATI business in compliance with applicable laws in Canada, the United States and other countries. If any provision of this Code conflicts with a law or regulation, employees are expected to comply with the higher standard unless doing so would cause non-compliance with the local law or regulation. In the event of the latter, you should report the conflict to your immediate manager.


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In carrying out your duties, you are required to observe the corporate bylaws, policies and other corporate requirements and directives of ATI. Employees with a professional designation are also to observe the code of conduct or ethics for that profession.

Whenever an employee is in doubt about the application or interpretation of any legal requirement, the employee should refer the matter to his or her manager who, if necessary, should seek the advice of the Vice President, Human Resources or Vice-President, Legal Affairs and General Counsel.


2.2 EXTERNAL RELATIONS

Relations with ATI's customers, vendors, suppliers and partners are based on honesty, credibility and mutual trust. Employees therefore must demonstrate integrity, diligence and competence in accordance with these principles, and treat customers, vendors, suppliers and partners with courtesy and respect. Dealings with suppliers should be made objectively and in the best interests of ATI and contracts or other arrangements must only be entered into with the appropriate business, finance and legal approvals. You must appropriately safeguard customer information and comply with applicable privacy laws.

In your dealings with ATI's customers, vendors, suppliers and partners who have their own policies or requirements similar to this Code, you are expected to comply with the terms of such third party's policy provided any such compliance does not result in a breach of this Code.


2.3 MONETARY COMPENSATION, GRATUITIES
    AND OTHER ADVANTAGES

Employees will not directly or indirectly solicit, accept or offer compensation, including money, goods, secret commissions, bribes or any other form of benefit from any supplier, customer or any other third party with whom ATI conducts business or with whom you have contact with in the course of business. You also may not accept or give anything that will compromise, or be seen to compromise your judgement or inappropriately influence others. Apart from marks of hospitality, gifts and other low-value items that may be offered or received, it is sometimes necessary in the


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course of conducting our business to offer or receive gifts or invitations of a social nature that are of more significant value (for example, golf trips). In these instances, employees must obtain their immediate manager's approval before accepting such a gift or invitation. Directors and officers of ATI shall obtain the approval of the person designated by the audit committee of the Board of Directors before accepting such a gift or invitation.

Employees who wish to offer any gift or invitation must ensure that the offer is not contrary to the policies of the recipient's employer and that such recipient is authorized to accept such gift or invitation.

Employees who have permission from their manager may give or receive modest gifts, favors and entertainment to persons, other than public officials. Factors to be considered in granting approval include the following:

o the gift or other benefit is not cash, a gift certificate or other negotiable instrument;

o the gift or other benefit cannot reasonably be interpreted as an improper payment or inducement and is of nominal value;

o the gift or other benefit does not contravene any law and in addition is made in accordance with generally accepted local ethical practices;

o the entertainment occurs infrequently and arises out of the ordinary course of business;

o the entertainment involves reasonable, not lavish expenditures. The amounts involved should be amounts employees are accustomed to spending for their own business or personal entertainment; and

o the employee does not feel obligated to give the individual or company providing the entertainment any special consideration.

Where an employee is given a gift that contravenes this Code, The employee or ATI will politely return the gift with an explanation that our Code does not permit us to accept such gifts. When returning a perishable


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item that does not qualify under this Code is not possible, it should be anonymously donated to charity. If this is not feasible, the gift should be accepted on behalf of ATI, not the individual it was presented to, and shared among all employees in the office.

Some examples of acceptable gifts and entertainment are as follows:

o a gift that is moderate in value

o a gift that is promotional in nature and adorned with a company logo (for example, pens, hats, t-shirts)

o a gift that is distributed widely, for example, to other employees, customers or suppliers

o meals

o local sporting events

o holiday gatherings and other celebrations

Any questions regarding the interpretation of this section and its requirements should be directed to the Vice President, Human Resources.


2.4 DEALINGS WITH PUBLIC OFFICIALS

All dealings between employees and public officials are to be conducted in a manner that will not compromise the integrity or the reputation of any public official, the employee or ATI. In situations where ATI employees engage in regular contact or contact in particular circumstances with public officials, the following guidelines will apply to the employee's conduct:

o employees will not give any gift or make any form of payment, direct or indirect, to any public official, or any third party whom the employee reasonably knows may pass the gift or payments on to a public official, as inducement to having a law or regulation introduced, enacted, defeated or violated;

o on special, ceremonial occasions, senior officers of ATI may publicly give

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  gifts of more than nominal value to public institutions and public bodies.
  These may be transmitted through public officials, but the gifts are given to the public institutions and public groups the officials represent, not the officials personally;

o employees may periodically entertain public officials so long as the entertainment is consistent with the standards of behaviour set out in this Code and the entertainment is consistent with all applicable laws and regulations;

o where employees have dealings with a public official who is a political candidate, the standards in this Code as set out in section 3.7 are applicable; and

o non-routine and high profile contacts with public officials in Canada, the United States and any other country in which ATI conducts business should be handled by a Vice-President of ATI.


2.5 RESPONSIBILITY FOR ATI FUNDS

Employees are responsible and accountable for all funds over which they have control. This means employees are responsible for safeguarding ATI's assets, including cash, cheques, corporate credit cards and calling cards.


2.6 GATHERING COMPETITIVE INFORMATION

In the normal course of business, it is not unusual for ATI or its employees to acquire information about many other organizations, including our competitors. Doing so is a normal business activity and is not unethical. In fact, ATI quite properly gathers this kind of information from a variety of legitimate sources to evaluate the relative merits of its own products, marketing methods and even for such routine reasons as extending credit and evaluating suppliers. This activity is proper and necessary to help us run our business.

ATI employees must not, however, use illegal means to acquire a competitor's trade secrets or other confidential information. ATI will not condone illegal information gathering. If information is obtained by mistake that may constitute a trade secret or confidential information of another


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                                                                Page 116 of 134

person or business, or if you have questions about the legality of information gathering, you should consult the ATI Legal Department.




2.7 WORK ENVIRONMENT

You have a shared responsibility with ATI to create a work environment where everyone is treated with dignity and respect. You also share responsibility for creating and maintaining a healthy and safe workplace for all.

(a) Harassment and Discrimination

ATI strives to provide a workplace free of harassment, discrimination and intimidation. The responsibility for maintaining such a workplace lies with all employees. Behaviour that will strain work relationships and contribute to a negative work environment will not be tolerated. Harassment of any type is prohibited and ATI prohibits discrimination on the grounds of race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, sex, sexual orientation, age, record of offences, marital status, same-sex partnership status, family status or handicap. Please review ATI's Harassment and Discrimination Policy on the ATI Intranet for further details.

(b) Health and Safety

ATI has an exceptional health and safety record. To ensure we maintain a healthy and safe working environment, all employees must observe established health and safety practices that are reflective of corporate policies and local legislative requirements. Managers and employees are accountable for ensuring that they understand their responsibilities and are able to act on them to protect the health and safety of our employees, customers, vendors and suppliers while at ATI.

(c) Dress Code

ATI strives to provide an informal, productive work atmosphere for its employees. In keeping with this philosophy, our corporate office dress code can be described as "business casual". You are expected to present

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                                                                Page 117 of 134

an appearance and manner that is consistent with your duties and responsibilities.

3. CONFLICTS OF INTEREST

3.1 SOURCES OF CONFLICT OF INTEREST

Your primary professional obligation is to ATI. Employees must therefore avoid any interests or relations that could conflict with or go against the interests of ATI. Although relationships likely to create a conflict of interest are sometimes unavoidable, employees must inform their immediate manager of such situations and refrain from any action or decision that is not in the best interests of ATI. In addition to the potential conflicts associated with outside employment/business activities or insider trading for example, conflicts of interest can also occur whenever you can influence a decision on ATI's behalf that may result in a personal benefit, whether direct or indirect, for you or any other person. Here are some general requirements employees must follow relating to the avoidance of conflicts of interest. Employees must not:

o disclose or authorize the disclosure, to anyone, other than authorized employees, contractors or officers of ATI, or use for non-ATI purposes or other non-permitted purposes confidential or personal information acquired in the performance of their duties, for their personal benefit, or for the benefit of any other person. This obligation extends beyond the termination of employment (as specified in your Business Protection Agreement with ATI);

o take advantage of a situation, internal information or the authority of your position for your personal benefit or for the benefit of any other person;

o influence or seek to influence negotiations or dealings with ATI for your personal benefit or for the benefit of any other person;

o favor certain customers or suppliers for personal reasons; and

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o have an ownership interest in a company supplying products or services to ATI or offering products or services to, or in competition with, ATI or be a party to a contract or transaction with ATI , unless: (i) the employee has received prior approval by the Committee; or (ii) the interest is less than 1/10 of 1% of a public company's publicly traded securities. Directors and officers are also subject to prescribed disclosure and approval procedures where they have a conflict of interest in respect of material contracts or transactions or proposed material contracts or transactions with ATI.

Any employee who has a direct or indirect interest in any organization which may have dealings with ATI must reveal that interest to the Vice-President, Human Resources in accordance with this Code.


3.2 OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES (DOES NOT APPLY TO OUTSIDE
    DIRECTORS)

You are free to take on employment or carry out any activity you wish outside your working hours at ATI. However, employees must ensure that such employment or activity does not enter into a real or apparent conflict with ATI's business or with your ability to perform your duties at ATI. Consequently, employees may not:

o work as an employee or consultant or perform any other similar function for a company that:

o offers products or services in competition with ATI, or

o supplies products or services to ATI.

o make use of ATI's tools, materials, information or facilities to perform paid or unpaid work for another organization, unless expressly authorized by your immediate manager (for example, to support a charity);

o perform work for yourself or a third party during working hours;

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o accept any employment or undertake any activity that would prevent you from fulfilling your duties at ATI with competence, diligence and punctuality.

You must obtain approval from your immediate manager before engaging in employment outside of ATI.


3.3 RELATIONSHIPS IN THE WORKPLACE

Employees have an obligation to disclose the existence of any personal or family relations if they hinder their ability to act in ATI's best interests, or have the potential to do so or to be perceived as doing so. Employees must also understand that mixing work life with personal life could lead competitors, suppliers or co-workers to believe that you are in a conflict of interest.

To avoid conflicts of interest or prevent a situation from developing into a conflict of interest, you must notify your immediate manager if any of the following situations occur:

o you recommend the hiring of a friend or relative;

o your function gives you direct authority over a friend or relative;

o one of your family members works for a supplier, customer or competitor;

o one of your relatives or close relations is an executive or major shareholder in a supplier, customer or competitor.


3.4 DECLARATION OF CONFLICT OF INTEREST

An employee who is aware of an actual or potential conflict of interest as described above must promptly inform the Vice-President, Human Resources. You should do this by completing the Declaration in Appendix B or by completing the online form on the ATI Intranet. Employees must then comply with any written recommendations or directives received from the Vice-President, Human Resources in this matter. In addition, directors and officers must strictly follow the approval procedures prescribed under corporate legislation in respect of material contracts or transactions in

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which they are a party or have a material interest. The Vice-President, Legal
Affairs and General Counsel must be contacted in advance to coordinate such approval.

3.5 Board Appointments (does not apply to outside directors)

An ATI employee may not sit on the board of a company or other entity without the permission of his/her immediate Vice President, or in the case of Vice President level employees, the President and Chief Operating Officer. In the case of a public company, permission must be obtained from the Chief Executive Officer or Chief Operating Officer. Membership on charitable or community boards does not require pre-approval but such activity must not interfere with your duties and obligations to ATI and must not reflect negatively on ATI.

An employee who sits on the board of a company (other than ATI) or other entity must abstain from voting on any matter directly or indirectly concerning ATI or likely to go against the interests of ATI.


3.6 TRADING IN ATI STOCK

ATI encourages all of its employees to become shareholders of ATI on a long-term investment basis. Purchases and sales of ATI securities (including stock options) are, however, regulated by rules under Canadian securities legislation and the United States Securities and Exchange Commission and policies of the Toronto Stock Exchange and the NASDAQ Stock Market. The purchase and sale of ATI securities may only be done in accordance with ATI's Stock Trading Guidelines. Please review ATI's Stock Trading Guidelines on the ATI Intranet for further details.

As a general guideline, it is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed. It is also illegal for anyone to inform another person of material non-public information except in the necessary course of business. To determine what information is "material" or what circumstances will be in the "necessary course of business", you should consult the Vice President, Legal Affairs and General Counsel.


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3.7 POLITICAL CONTRIBUTIONS

The use of ATI funds, goods or services as contributions to political parties, candidates or campaigns must be approved in advance by the Vice-President, Human Resources.


3.8 CHARITABLE DONATIONS

Charitable donations may only be made in ATI's name with prior authorization from the ATI Donations Committee. Such requests should be made to the Donations Committee by e-mail. You are encouraged to participate in charitable and community activities in your own name so long as it is not perceived as acting on ATI's behalf.

4. PROTECTION OF PROPRIETARY INFORMATION

4.1 CONFIDENTIAL INFORMATION

Protecting confidential information is vital to ATI's success. All ATI employees must hold confidential information concerning ATI's business and affairs in strict confidence. Confidential information includes, but is not limited to:

o financial data

o employee data

o marketing plans, business projections

o competitive information

o design specifications, technical data/prototypes, research data, software code

o trade secrets, proprietary information

o customer, partner and supplier information


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If in doubt about whether information is confidential, you should assume all information is confidential unless otherwise advised by your immediate manager. If there is a need to disclose confidential information, approval must first be obtained from appropriate management and, in most circumstances, the information may only be disclosed under the terms of a Non-Disclosure Agreement. The Business Protection Agreement you signed upon commencing employment with ATI details your obligation to maintain information confidential throughout and beyond your tenure with ATI. Please review ATI's Corporate Policy for the Protection of Proprietary Information on the ATI Intranet for further details.


4.2 PROTECTION OF INTELLECTUAL PROPERTY AND COMPANY ASSETS

All ideas, methods, techniques, technical or business innovations, patents, and written or computer coded materials manifested in ATI products are considered works made for hire and all rights are owned by ATI. Please review ATI's Corporate Policy for the Protection of Proprietary Information on the ATI Intranet for further details.

ATI's facilities and property, including furniture and equipment may only be used for ATI business. Except with prior authorization of an employee's immediate manager (which may include a general authorization in certain circumstances), no furniture, files, supplies or other equipment may be removed from ATI's premises. Intellectual property and other proprietary information must be similarly safeguarded. Please review ATI's Corporate Policy for the Protection of Proprietary Information on the ATI Intranet for further details.


4.3 RECORDS RETENTION

All employees are expected to become familiar with ATI's Records Retention Policy and to adhere to the procedures set out in that Policy. ATI records must be maintained, stored and destroyed only in accordance with this Policy. Please review ATI's Records Retention Policy on the ATI Intranet for further details.


4.4 CORPORATE COMMUNICATIONS


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ATI has assigned specific persons in its Public Relations and Investor Relations departments the task of communicating information to the media and investors.
All other employees should not answer questions or provide comments to the media or the investment community except in accordance with ATI's Corporate Disclosure Policy. For further details about how information about ATI is communicated outside the company, please review ATI's Corporate Disclosure Policy on the ATI Intranet for further details.

In addition, specific procedures exist for sharing information on the Internet and publishing papers including co-op student reports. Again, if in doubt, assume all information is confidential until otherwise specified. Please review ATI's Corporate Policy for the Protection of Proprietary Information on the ATI Intranet for further details.


4.5 EMPLOYEE PRIVACY

ATI employees must also respect the privacy of their colleagues. Business and personal information about fellow employees must be held in confidence. As an employer, ATI is permitted to collect, store, use and, where necessary, disclose employee personal information in order to administer the employment relationship. If you have access to employee personal information, you must maintain strict control and confidentiality of that information at all times.

5. COMPUTER/COMMUNICATIONS SYSTEMS

Employees with access to ATI computing and communication devices must use them in a responsible manner for the benefit of ATI. Most of these resources are shared by a large population at ATI. Users, management and Information Technology departmental employees should ensure that they are used appropriately and with care. While incidental personal use may occasionally occur and is acceptable, these resources are intended for ATI's benefit and use.


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Computer system passwords and/or user identifications must not be disclosed to anyone except in accordance with ATI policy. Employees must not use personal software on ATI systems and must adhere to all applicable software licensing agreements when using ATI systems.

Information transmitted through ATI resources implies affiliation with ATI and should therefore reflect positively upon ATI. This is especially true of the World Wide Web and ATI's internal networking system. Normal standards of professionalism should govern when deciding whether to make information available on ATI computing and communication devices. Please review ATI's Computing and Communication Devices Policy on the ATI Intranet for further details.


5.1 E-MAIL

Employees should have no expectation of privacy when using ATI's computing resources whether accessing ATI's computing resources on site or from a remote location (e.g. by employees from home). ATI reserves the right to monitor and review any material created, stored, sent, or received on its network. Please review ATI's Computing and Communication Devices Policy on the ATI Intranet for further details.


5.2 INTERNET

ATI employees are encouraged to use the Internet when it is appropriate for business purposes. However, the infrastructure required to provide this access represents a sizeable commitment of resources by ATI. Unnecessary Internet usage causes network and server congestion, additional cost and should be avoided. Employees should not use the Internet for personal activities including the viewing and/or distributing of illegal, offensive or pornographic material. Please review ATI's Internet Use and Security Policy on the ATI Intranet for further details.


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6. MONITORING COMPLIANCE

The ultimate responsibility for monitoring compliance with the Code lies with ATI's Board of Directors. The Board of Directors has delegated this responsibility to the Audit Committee or such other committee which is established by the Board to oversee governance matters from time to time (the "Committee"). The Committee will be responsible for:

o filing the Code with securities regulators on an annual basis, as required by law;

o reviewing the Code on an annual basis and approving amendments to the Code, if necessary or desirable;

o granting waivers to employees from the Code, if any;

o disclosing all waivers from the Code that have been granted in accordance with all Canadian, U.S. or other legal requirements;

o overseeing the preparation of and approving public disclosure relating to the Code; and

o overseeing implementation and monitoring of the Code by the Vice-President, Human Resources.

ATI reserves the right to audit compliance with this Code. Accordingly, employees will assist any internal or external auditors and will provide access to all ATI operations, records, facilities or personnel. Employees are also responsible for taking appropriate measures to safeguard information obtained through the audit process.


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7. OFFICERS' RESPONSIBILITIES

The officers and managers of ATI play a key role in maintaining ATI's reputation for integrity and honesty and in upholding the Code. These individuals are required to:

o set an example by complying with the Code under all circumstances;

o ensure that all employees have a copy of the Code and that they understand its principles and act accordingly;

o create and maintain a work atmosphere conducive to observance of the Code;

o promote a workplace based on openness, where problems can be raised and discussed without fear of reprisal;

o immediately notify the Vice-President, Human Resources of any actual or apparent breach of the Code or an ATI directive;

o rapidly take the necessary disciplinary measures in the event of a proven breach of the Code (as instructed by the Vice-President, Human Resources);

o comply with the Code by otherwise maintaining the confidentiality of information exchanged between you and your immediate manager.

8. REPORTING OF FINANCIAL INFORMATION

Employees with responsibilities for reporting financial information shall provide information that is accurate, complete, objective, timely and understandable and complies with all applicable securities laws relating to disclosure of financial information to the public. Employees will assist all internal and external auditors in this regard.


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9. REPORTING VIOLATIONS AND SANCTIONS

9.1 YOUR RESPONSIBILITIES

Employees have a responsibility to ATI report immediately irregular business practices or inappropriate conduct on the part of other employees that come to the employees attention. Employees who do not report the event will be viewed as condoning the activities of those who do not comply with the Code. ATI employees must follow all corporate by-laws, policies and other corporate requirements and directives of ATI and the Code. The policies and directives of the various corporate groups and business units must also be regarded as complementary to the general policies and directives of ATI.


9.2 COMPLYING WITH THE CODE

It is each employee's responsibility to be aware of and understand the Code and to remain in compliance with the Code at all times. Failure to comply with the letter and spirit of the Code may lead to disciplinary action being taken, including, termination of your employment. Officers and managers may also be subject to disciplinary action if they condone misconduct related to this Code, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance with the Code. Where a concern arises over an officer or manager's conduct in relation to this Code, the Committee will serve as an independent authority for overseeing the disciplinary process of the involved officer or manager. Each employees responsibilities in terms of complying with the Code involves the following:

o compliance with the corporate by-laws, policies or other corporate requirements or directives of ATI or the Code;

o not asking or requiring other ATI employees to violate a corporate by-law, policy or other corporate requirement or directive of ATI or the Code;

o immediately reporting any violation of the corporate by-laws, policies or other corporate requirements or directives of ATI or the Code;


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o cooperating with any inquiry into a proven or suspected violation of the corporate by-laws, policies or other corporate requirements or directives of ATI or the Code;

o taking all necessary steps to ensure that no retaliatory action is taken against an employee who has reported a violation of the corporate by-laws, policies or other corporate requirements or directives of ATI or the Code.

Employees who are aware of an irregular incident or situation that may constitute either a violation of the law, this Code or other ATI policies or directives, are required to promptly report the matter to ATI's Alertline System. For US & Canada call 1-800-839-0261, all other international locations call collect to 770-582-5259. The AlertLine system is available 24 hours a day on a worldwide basis to all employees. Your report may be done anonymously if you so choose and the system ensures that your concern or issue will be taken seriously.

All submissions made through this system will be logged, reviewed and maintained as confidential by the Vice President, Human Resources and Vice President, Legal Affairs and General Counsel. Depending on the severity and scope of the matter, such matter may be immediately reported to the Committee of the Board of Directors on a confidential basis. The Vice President, Human Resources and Vice President, Legal Affairs and \ or General Counsel will be responsible for responding to all submissions on behalf of the Committee.

Retaliation against any employee who honestly reports a concern about illegal or unethical conduct will not be tolerated. Neither ATI, nor any officer, employee, contractor, subcontractor, or agent of ATI may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to provide information or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the law, this Code or another ATI directive or because an employee files, testifies, participates in, or otherwise assists in a proceeding relating to an alleged violation of the law. It is unacceptable to make a report knowing it to be false.


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                                                                Page 129 of 134

10. OTHER REQUIREMENTS

This Code is a statement of goals and expectations and represents ATI's commitment to the maintenance of high standards of ethical conduct and behaviour expected from its employees in all circumstances. The Code does not attempt to deal specifically with all aspects of the conduct required of ATI employees. Consequently, situations may arise where it is difficult for you to determine with certainty the correct action to follow. In such an event, the first place to turn is your immediate supervisor or manager. If you are uncomfortable discussing the issue with your supervisor, please consult with the Vice-President, Human Resources or another senior ATI officer in order for both ATI's and your interests to be properly addressed.

11. REQUESTS FOR INFORMATION

Any request for information concerning the application or interpretation of this document must be addressed to the Vice-President, Human Resources.

12. EFFECTIVE DATE

This Code is effective as of July 1, 2003.


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                                                                Page 130 of 134

APPENDIX A

EMPLOYEE DECLARATION AND COMMITMENT

Last Name ____________________________________________________________________

First Name____________________________________________________________________

Employee Number ______________________________________________________________

DECLARATION

 I, the undersigned, declare that I have read and understood ATI's Code of Ethics. I agree to comply with the Code of Ethics and with any amendments thereto, provided such amendments have been brought to my attention. I declare that I have informed the Vice-President, Human Resources of any known or potential conflicts of interest involving me by preparing and submitting the applicable Declaration form. I agree to report any new conflict of interest as soon as it arises. I declare that I have no actual or potential conflict of interest apart from those stated in the form "Declaration of Actual or Potential Conflicts of Interest".

Signature ____________________________________________________________________

Title Date ___________________________________________________________________

Signature of ATI Representative ______________________________________________

Title Date ___________________________________________________________________

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                                                                Page 131 of 134

Notes

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________


______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Note to Immediate Manager:

This form must be filled out and signed at the time of hiring and be kept in the employee's Human Resources file.


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                                                                Page 132 of 134

APPENDIX B

DECLARATION OF ACTUAL OR POTENTIAL CONFLICT OF INTEREST

Last Name ____________________________________________________________________

First Name ___________________________________________________________________

Employee Number ______________________________________________________________

A. I am directly or indirectly involved in another enterprise or occupation that is or could be in conflict with the interests of ATI:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

B. I have direct or indirect investments or business relations that are or could be in conflict with the interests of ATI:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

C. I have direct or indirect personal or family relations that are or could be in conflict with the interests of ATI:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________


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                                                                Page 133 of 134

D. Other items:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________


______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________


Signature ____________________________________________________________________

Title Date ___________________________________________________________________

Signature of Manager _________________________________________________________

Title Date ___________________________________________________________________

Note to Immediate Manager:

A copy of this form will be kept in the employees file.

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                                                                Page 134 of 134

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